Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of GLG Partners, Inc.:
(1)	Form S-3 No. 333-147865 pertaining to 77,000,806 shares of common stock and 21,500,003 warrants,

(2)	Form S-8 No. 333-148877 pertaining to the 2007 Long-Term Incentive Plan,

(3)	Form S-8 No. 333-154928 pertaining to the 2007 Restricted Stock Plan, and

(4)	Form S-8 No. 333-159835 pertaining to the 2009 Long-Term Incentive Plan of our reports dated March 1, 2010, with respect to the combined and consolidated financial statements and schedule of GLG Partners, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of GLG Partners, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of GLG Partners, Inc. and subsidiaries for the year ended December 31, 2009.
/s/ Ernst & Young LLP
London, England
March 1, 2010